(m)(2)(i)

AMENDED SCHEDULE A

TO THE

SHAREHOLDER SERVICE

AND

DISTRIBUTION PLAN

For

ING VARIABLE PORTFOLIOS, INC.

CLASS ADV SHARES

Name of Fund

ING Australia Index Portfolio

ING BlackRock Science and Technology Opportunities Portfolio

ING Euro STOXX 50® Index Portfolio

ING FTSE 100 Index® Portfolio

ING Hang Seng Index Portfolio

ING Index Plus LargeCap Portfolio

ING Index Plus MidCap Portfolio

ING Index Plus SmallCap Portfolio

ING International Index Portfolio

ING Japan TOPIX Index® Portfolio

ING NASDAQ 100 Index® Portfolio

ING Russell™ Large Cap Growth Index Portfolio

ING Russell™ Large Cap Index Portfolio

ING Russell™ Large Cap Value Index Portfolio

ING Russell™ Mid Cap Growth Index Portfolio

ING Russell™ Mid Cap Index Portfolio

ING Russell™ Small Cap Index Portfolio

ING Small Company Portfolio

ING U.S. Bond Index Portfolio

ING WisdomTreeSM Global High-Yielding Equity Index Portfolio